Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Service Providers”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in the prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Legal Counsel” in the related statement of additional information dated February 24, 2012 and to the use of our report on Torchlight Value Fund, Inc. dated December 20, 2011, which is incorporated by reference in this Post-Effective Amendment No. 17 to the Registration Statement (Form No. 811-08920) of Torchlight Value Fund, Inc.

/s/ Ernst & Young LLP

New York, New York
February 24, 2012